Exhibit 99.1

Q3 2010 Selected Operating and Financial Results

Unity3play Continues to Drive Unitymedia´s Results

Cologne, Germany — November 4, 2010. Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three and nine months ended September 30, 2010. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Unitymedia (www.unitymedia.de) and Liberty Global (www.lgi.com) websites. In addition, Unitymedia’s unaudited financial statements with the accompanying notes are expected to be posted to both websites prior to the end of November 2010.

Unless otherwise noted, all financial and operating information for the nine months ended September 30, 2010 and for the three and nine months ended September 30, 2009 are presented on a pro forma basis. For additional information, see footnote 1 on page 10. Operating and financial highlights for the three months (“Q3”) ended September 30, 2010 as compared to the results for the same period last year (unless noted) include:

Operating Performance and Highlights*:

•                  Total RGUs increased by 6% or 317,000 over the last twelve months (“LTM”) to 6.0 million, of which 80,000 were added in Q3

•                  Advanced services subscriptions, consisting of digital cable, internet and telephony, grew by 24% or 566,000 over LTM to 2.9 million RGUs

•                  Our internet and telephony RGU base increased 34% and 36%, respectively, or a combined 375,000 in LTM, including 44,000 each in Q3

•                  Digital cable base expanded by 15% or 191,000 RGUs in LTM, of which 37,000 were added in Q3

•                  Digital video penetration increased to 33% from 29%

•                  Network is 93% upgraded for 2-way services, of which approximately 59% is EuroDOCSIS 3.0 enabled

•                  Revised pay TV structure and started new DSL switcher campaign in September

•                  Discontinued arenaSAT platform as of September 30

Financial Results*:

•                  Revenue up 8% to €235 million during Q3 2010 and 5% to €693 million during the nine months ended September 30, 2010, with blended ARPU per customer increasing 9% to €15.17 per customer in Q3

•                  Adjusted EBITDA increased 15% to €136 million during Q3 2010 and 11% to €385 million during the first nine months of 2010

•                  Capital expenditures increased from 27% of revenue during Q3 2009 to 30% in Q3 2010, while decreasing 170 basis points to 27% year-on-year for the first nine months

*   For definitions and reconciliations of certain financial and subscriber metrics please see pages 8-12.

Unitymedia Operating Statistics Summary

	September 30,
(in’000s unless otherwise noted)	2010 Historical	2009 Pro forma	Change

Footprint
Homes Passed(2)	8,833	8,757	1%
Two-Way Homes Passed(3)	8,233	7,839	5%

Subscribers (RGUs(4))
Analog Cable(5)	3,008	3,258	(8)%
Digital Cable(6)	1,492	1,301	15%
Total Video	4,500	4,558	(1)%
Internet(7)	726	542	34%
Telephony(8)	726	535	36%
Total RGUs	5,952	5,635	6%

Quarterly RGU Net Additions/(Losses)
Analog Cable	(45)	(48)	6%
Digital Cable	37	36	3%
Total Video	(8)	(12)	33%
Internet	44	42	5%
Telephony	44	46	(4)%
Total RGU Net Additions	80	76	5%

Penetration
Digital Cable as % of Total Video Subscribers(9)	33.2%	28.5%	470bp
Internet as % of Two-Way Homes Passed(10)	8.8%	6.9%	190bp
Telephony as % of Two-Way Homes Passed(10)	8.8%	6.8%	200bp

Customer Relationships
Customer Relationships(11)	4,559	4,558	0%
RGUs per Customer Relationship	1.31	1.24	6%

ARPU (€)(12)
Blended Q3 ARPU per Customer Relationship	15.17	13.91	9%

Note: For footnote disclosure please refer to page 10.

Subscriber Statistics

At September 30, 2010, we had 5.952 million RGUs, reflecting an increase of 6%, as compared to our 5.635 million RGUs at September 30, 2009. This increase in RGUs was due to growth in our advanced services, consisting of digital cable, internet and telephony, which grew 24% from 2.378 million as of September 30, 2009 to 2.944 million as of September 30, 2010. In the third quarter 2010, we achieved RGU net additions of 80,000 as compared to 76,000 in the respective quarter of last year. This year-on-year increase was primarily related to lower basic cable video churn. At September 30, 2010, advanced services represented 49% of our total RGU base, as compared to 42% at September 30, 2009.

We finished the three months ended September 30, 2010 with 726,000 RGUs for each of our internet and telephony services. As compared to September 30, 2009, our internet RGUs increased by 184,000 or 34% and our telephony RGUs increased by 191,000 or 36%. Our internet and telephony RGU growth has been driven primarily by the strong take-up of our Unity3play services, which offers the consumer a bundled offering consisting of digital basic video programming, internet and telephony services. Over 95% of our internet additions in the quarter also subscribed to our telephony service, while 75% of internet additions in the quarter opted for our Unity3play bundles.

Our video subscriber base at September 30, 2010 totaled 4.5 million RGUs, consisting of 3.008 million analog and 1.492 million digital subscribers. Over the last twelve months, our total video base declined by 1% or 58,000 RGUs, primarily as a result of the competitive environment and previous price increases in our single and multi-user bases. The decrease in our analog video customer base was largely offset by adding 191,000 digital video households, of which 37,000 were added in the third quarter of 2010. This increase in digital RGUs has been driven by the ongoing conversion of analog cable subscriptions into digital as well as continued strong take-up of Unity3play, positioning us for further upsell of our digital base into higher value pay TV, high definition (HD) and digital video recorder (DVR) subscriptions. Our digital video penetration at September 30, 2010 was 33%, up from 29% at September 30, 2009.

As a result of upselling existing customers into higher value bundled services, we have increased our RGUs per customer relationship by 6% in the last twelve months, to 1.31x at September 30, 2010 from 1.24x at September 30, 2009. Over the same period, our blended ARPU per cable customer relationship has increased by 9% to €15.17 for the three months ended September 30, 2010, as compared to €13.91 for the three months ended September 30, 2009.

Strategy and Products

A key component of our business strategy is to increase the penetration of our advanced services by providing our customers with a compelling value proposition through our bundled product offerings and enhanced digital video functionality and content. As a result, one of our objectives is to increase our ARPU per customer through a combination of migrating our largely single-play analog cable customers to digital video and by upselling our customers to our Unity3play services, as customers increasingly recognize the value of our bundled products. As part of our business strategy, we are accelerating the roll-out of next-generation high-speed internet, using EuroDOCSIS 3.0 technology, as well as HD television services.

On September 1, we restructured our pay TV offerings into two packages for family entertainment: our entry-tier pay TV package “HIGHLIGHTS” includes 17 of the most frequently watched family entertainment pay channels. The second pay TV package “ALL STARS” contains 53 pay channels from different genre, including series, crime, motion pictures, sports, action, documentaries, lifestyle, music and children’s entertainment. Our digital customers can subscribe to both pay TV packages directly or through a Unity3play bundle at a discount. Our premium Unity3play bundle is comprised of a 32 Mbps or 64 Mbps (in EuroDOCSIS 3.0 enabled clusters) high-speed internet connection, national flat rate fixed-line telephony, the HD box as well our “ALL STARS” pay TV package. This bundle is being offered free of charge in the first three months, at a price point of €40 per month for the next twelve months, increasing to €50 per month thereafter if the contract is not terminated. In line with increasing focus on DSL switchers to drive further broadband growth, we launched a campaign on September 1, through which new customers enjoy free triple and double play services for up to 6 months if their existing DSL contract has a remaining life of up to 6 months.

As part of our HD strategy, we expanded our HD channel line-up in October 2010 by 10 channels, further enhancing our customers´ HDTV viewing experience. For an additional €5, digital pay TV customers can enjoy 5 additional HD channels on top of the existing

“HIGHLIGHTS” package and 10 additional HD channels when subscribing to “ALL STARS”. In addition, we plan to offer a DVR functionality upgrade in the fourth quarter to those customers subscribing to our HD box. The current HD box population that we rolled out during the year already comprises the respective hardware and can be upgraded to a full HD DVR with 320 GB hard drive via an automatic software download at no extra cost.

On top of these new residential offers, we introduced B2B high speed broadband services for small and medium enterprises on July 1, 2010. These offerings primarily consist of a 64 Mbps or 128 Mbps internet connection and flat rate telephony services.

Unitymedia Preliminary Unaudited Selected Historical and Pro Forma Financials(1) for the Three and Nine Months Ended September 30, 2010 and 2009 Based on EU-IFRS*

	Three months ended September 30,
(in €m, unless otherwise noted)	2010 Historical	2009 Pro forma	Change

Revenue	234.9	217.5	8%

Adjusted EBITDA(13)	135.8	117.7	15%

Capital Expenditures(14)	69.7	59.7	17%

Key Financial Metrics
Adjusted EBITDA Margin(15)	57.8%	54.1%	370bp
CapEx as % of Revenue	29.7%	27.4%	230bp

	Nine months ended September 30,
(in €m, unless otherwise noted)	2010 Pro forma	2009 Pro forma	Change

Revenue	692.9	659.1	5%

Adjusted EBITDA(13)	385.5	346.9	11%

Capital Expenditures(14)	185.8	188.1	(1)%

Key Financial Metrics
Adjusted EBITDA Margin(15)	55.6%	52.6%	300bp
CapEx as % of Revenue	26.8%	28.5%	(170bp )

* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Revenue

For the three months ended September 30, 2010, revenue amounted to €235 million, reflecting an increase of 8%, as compared to €218 million for the quarter ended September 30, 2009. Revenue for the nine months ended September 30, 2010 was €693 million, up 5% versus the respective period of 2009. The increase in both periods was primarily due to an increase in revenue from our advanced services, as we continued to experience strong demand for our Unity3play offerings and our other digital video and broadband product offerings and the January 1, 2010 price increase in selected segments of our multi-dwelling unit video customer base. The increase was partially offset by basic video subscriber churn resulting from previous price increases and competition.

Adjusted EBITDA

Adjusted EBITDA for the three months and nine months ended September 30, 2010, was €136 million and €385 million respectively, reflecting increases of 15% and 11%, respectively, as compared to the corresponding prior year periods. Key drivers for this growth in both periods were (i) the take-up of our advanced service bundles and (ii) the January 1, 2010 price increase in selected segments of our multi-dwelling unit video customer base. The Adjusted EBITDA increase was partially offset by higher costs to service our larger RGU base, such as costs related to interconnection. Our Adjusted EBITDA margin in the third quarter of 2010 was 57.8%, as compared to 54.1% in the respective period of 2009. This year-over-year margin improvement was primarily due to operating efficiency as well as the aforementioned January 1, 2010 price increase.

Capital Expenditures

Capital expenditures increased from €60 million for the three months ended September 30, 2009 to €70 million for the three months ended September 30, 2010, whereas capital expenditures for the nine months ended September 30, 2010 decreased by 1% to €186 million. Key drivers for the quarterly increase were higher expenditures for CPE following the take-up of our new HD offerings, expenditures relating to upgrading the network for EuroDOCSIS 3.0 capability and higher capitalized subscriber acquisition costs, partially offset by a lower level of network backbone two-way upgrades. For the three months ended September 30, 2010, capital expenditures were 30% of revenue. The key driver for the decrease in the nine months ended September 30, 2010 was the lower level of network two-way upgrades during the 2010 period. As of September 30, 2010, the network was 93% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. Of these two-way upgraded homes passed, approximately 59% were EuroDOCSIS 3.0 ready at September 30, 2010. In line with our strategy of offering our customers competitive broadband services at very high speeds we are on track regarding our plan to have approximately 80% of our two-way homes passed upgraded to the EuroDOCSIS 3.0 standard by the end of 2010.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of September 30, 2010:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in € millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	620.4	(16)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0	(17)

The following table provides a reconciliation of our consolidated third-party financial debt and finance lease obligations to the EU-IFRS balance sheet value as of the indicated dates:

	September 30, 2010 Historical	December 31, 2009 Pro forma
	in € millions
Existing Old Unitymedia Debt Prior to Closing of Liberty Global Transaction(1)	—	1,699.1	(18)

Revolving Credit Facility, of which drawn	50.0	—
Euro Senior Secured Notes due 2017, Net of Issuance Discount	1,401.6	1,399.5
USD Senior Secured Notes due 2017, Net of Issuance Discount	608.1	577.0
Senior Notes due 2019, Net of Issuance Discount	650.2	649.5
Finance Lease Obligations	3.9	3.2
Subtotal	2,713.8	4,328.3

Accrued Interest and Capitalized Transaction Costs	10.3	(38.5)
Third-Party Financial Debt and Finance Lease Obligations per EU-IFRS Balance Sheet	2,724.1	4,289.8

Escrow Cash	—	(2,560.7)
Cash and Cash Equivalents	(81.7)	(185.0)
Net Debt(19)	2,642.4	1,544.1

About Unitymedia

Unitymedia is the second largest cable operator in Germany and a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of September 30, 2010, Unitymedia served approximately 4.500 million video subscribers (including 1.492 million digital video RGUs), 726,000 internet RGUs and 726,000 telephony RGUs over a broadband communications network that passed approximately 8.8 million homes. More information on Unitymedia can be found at http://www.unitymedia.de.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited consolidated financial statements for the three months ended September 30, 2010 prior to the end of November 2010, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Following the acquisition by Liberty Global, we changed the manner of accounting for our video and internet subscriber base as of Q1 2010. Prior period figures have been adjusted to conform to the new subscriber policies and further adjustments to our subscriber counting policies are possible in future periods as we continue the integration process with Liberty Global.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations — Unitymedia		Corporate Communications — Unitymedia
Mario Wilhelm	+49 221.37792.196	Katrin Köster	+49 221.37792.159
Christian Fangmann	+49 221.37792.151

Investor Relations — Liberty Global
Christopher Noyes	+1 303.220.6693
Molly Bruce	+1 303.220.4202

Key Financial Overview and Reconciliations for the Three and Nine Months Ended September 30, 2010 and 2009 Based on EU-IFRS

	Three Months Ended September 30,
(in €m)	2010 Historical	2009 Pro Forma

Revenue	234.9	217.5

Adjusted EBITDA(13)	135.8	117.7

Stock-Based Compensation	—	0.8
Restructuring Costs and Other Operating Charges	(0.9)	—
Related Party Fees and Allocations(20)	(5.8)	—
EBITDA(13)	129.1	118.5

Depreciation and Amortization	(75.7)	(73.5)
EBIT	53.4	45.0

Net Financial Expense	(83.1)	(22.7)
Income Tax Benefit	17.1	40.8
Profit (Loss) from Continuing Operations	(12.6)	63.1

Capital Expenditures (“CapEx”) (14)	69.7	59.7

Adjusted EBITDA Margin(15)	57.8%	54.1%
CapEx as % of Revenue	29.7%	27.4%

	Nine Months Ended September 30,
(in €m)	2010 Pro Forma	2009 Pro Forma

Revenue	692.9	659.1

Adjusted EBITDA	385.5	346.9

Stock-Based Compensation	(7.3)	(0.2)
Restructuring Costs and Other Operating Charges	(24.8)	(0.2)
Related Party Fees and Allocations	(17.4)	—
EBITDA	336.0	346.5

Depreciation and Amortization	(254.8)	(214.5)
EBIT	81.2	132.0

Net Financial Expense	(234.5)	(79.1)
Income Tax Benefit	17.5	25.4
Profit (Loss) from Continuing Operations	(135.8)	78.3

CapEx	185.8	188.1

Adjusted EBITDA Margin	55.6%	52.6%
CapEx as % of Revenue	26.8%	28.5%

Reconciliation of Selected Operating Data of Old Unitymedia(1)

The following table shows the details of the adjustments to Old Unitymedia’s revenue and Adjusted EBITDA to reflect the retroactive application to January 28, 2010 of the new basis of accounting associated with the Liberty Global Transaction, as further described in note 1 on page 10. It should be noted that the retroactive application of the new basis of accounting (i) did not have an impact on the previously reported revenue and Adjusted EBITDA for the first quarter of 2010 and (ii) will result in additional adjustments that are not presented herein to Depreciation, Net Financial Expense and Income Tax Expense for both of the first two quarters of 2010 and these adjustments will be presented in the notes to the September 30, 2010 condensed consolidated financial statements of Unitymedia that will be made available prior to the end of November 2010:

	Three Months Ended, June 30, 2010
(in €m)	As Previously Reported	New Basis of Accounting Adjustments		As Adjusted

Revenue	231.1	(0.7	)(a)	230.4

Adjusted EBITDA	136.6	(10.4	)(a)	126.2

Stock-Based Compensation	—
Restructuring Costs and Other Operating Charges	(0.6)
Related Party Fees and Allocations	(5.5)
EBITDA	130.6

Depreciation and Amortization	(70.4)
EBIT	60.2

Net Financial Expense	(2.2)
Income Tax Expense	(22.4)
Profit from Continuing Operations	35.6

CapEx	63.6

Adjusted EBITDA Margin	59.1%
CapEx as % of Revenue	27.5%

(a)                      Represents adjustments to reverse the benefit of releasing accruals that were eliminated in the retroactive application to January 28, 2010 of the new basis of accounting.

Footnotes

(1)                      Unitymedia, formerly UPC Germany GmbH, is an indirect subsidiary of Liberty Global. Unitymedia was formed by Liberty Global on October 16, 2009 in contemplation of the issuance of Senior and Senior Secured Notes (collectively, the Unitymedia Senior Notes) in connection with Unitymedia’s then potential acquisition of the entity (Old Unitymedia) that owned the second largest cable operator in Germany. On September 16, 2010, Old Unitymedia merged with Unitymedia and Unitymedia became the surviving entity (the Unitymedia Merger). The Unitymedia Merger, along with the new basis of accounting that resulted from Unitymedia’s January 28, 2010 acquisition from Unity Media S.C.A of 100% of Old Unitymedia (the Liberty Global Transaction), has been given effect as of January 28, 2010 in the condensed consolidated financial statements of Unitymedia. As a result of the Unitymedia Merger, (i) Unitymedia has replaced Old Unitymedia as the reporting entity under the Indentures for the Unitymedia Senior Notes and (ii) in accordance with EU-IFRS, the financial statements of Unitymedia (a) do not cover periods prior to its October 16, 2009 formation date and (b) give effect to the Liberty Global Transaction on January 28, 2010. In order to present meaningful comparisons, the financial and statistical information presented in this earnings release is presented on a pro forma basis assuming that the Unitymedia Merger occurred on January 1, 2009, and accordingly, the historical results, capital expenditures, financial position and statistical information of Old Unitymedia are included in the Unitymedia amounts for all periods presented. It should be noted that the pro forma amounts for periods prior to January 28, 2010 do not include any adjustments to reflect the new basis of accounting resulting from the Liberty Global Transaction. The pro forma amounts for Unitymedia are derived from the historical financial statements of Old Unitymedia for the relevant period and should be read in conjunction with those historical consolidated financial statements and related notes thereto, as previously provided in our Q2 2010 reporting. The condensed consolidated financial information of Old Unitymedia for the first and second quarters of 2010 has been restated to give effect to the Unitymedia Merger and the new basis of accounting as of January 28, 2010. Effective September 30, 2010, we closed down the DTH operations of Old Unitymedia’s arena segment. As a result, Old Unitymedia’s arena segment is presented as a discontinued operation for all periods presented. Accordingly the financial and statistical information presented herein includes only our continuing operations.

The following table shows Unitymedia selected preliminary unaudited historical EU-IFRS operating data for the nine months ended September 30, 2010. The operating data for Unitymedia for this nine-month period includes Old Unitymedia operating data from January 28, 2010 through September 30, 2010 after giving retroactive effect to the new basis of accounting resulting from the Liberty Global Transaction, as described above:

(in €m)	Nine Months Ended September 30, 2010

Revenue	624.6

Adjusted EBITDA	349.6

Stock-Based Compensation	—
Restructuring Costs and Other Operating Charges (a)	(24.8)
Related Party Fees and Allocations	(17.4)
EBITDA	307.4

Depreciation and Amortization	(233.8)
EBIT	73.6

Net Financial Expense	(226.4)
Income Tax Benefit	17.5
Loss from Continuing Operations	(135.3)

CapEx	167.8

Adjusted EBITDA Margin	56.0%
CapEx as % of Revenue	26.9%

(a)          Includes €23.3 million of direct acquisition costs incurred by Unitymedia in connection with the Liberty Global Transaction.

(2)                      Homes Passed are homes or residential multiple dwelling units that can be connected to our cable network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(3)                      Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet services and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(4)                      Revenue Generating Unit (“RGU”) is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(5)                      Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network. Beginning in Q2 2009, Analog Cable Subscribers include customers in multiple dwelling units that subscribe to our video services without an underlying contract through the landlord.

(6)                      Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)                      Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of Q3 2010, our Internet Subscribers include approximately 5,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(8)                      Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(9)                      Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)                Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(11)                Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. Beginning in Q1 2010 we also include subscribers not taking a video service but subscribing to our internet and/or telephony services. As of Q3 2010, we had approximately 59,000 of these customers.

(12)                ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period. ARPU per Customer Relationship for Q3 2010 includes approximately 59,000 subscribers not taking a video service but subscribing to our internet and/or telephony services while ARPU per Customer Relationship for prior periods exclude such subscribers.

(13)                Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Operating charges or credits related to acquisitions or divestures are defined as (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs such as third party due diligence, legal and advisory costs and (iii) other acquisition-related items such as gains and losses on the settlement of contingent consideration. Our management believes Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should not replace the measures in accordance with EU-IFRS as an indicator of the company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. Reconciliations of Adjusted EBITDA to our net profit/(loss) are presented on pages 8-9.

(14)                Capital expenditures (“CapEx”) consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement, and do not include financial assets. 2009 Cable CapEx excludes €8 million for the acquisition of third party cable networks.

(15)                We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)                Based on a USD/EUR exchange rate of 1.3602 per debt push down on March 2, 2010 and including foreign exchange gains as per September 30, 2010.

(17)                Nominal amount of €80 million, of which €50 million was drawn as of September 30, 2010.

(18)                Net of €251 million repurchased but not retired Floating Rate Notes.

(19)                Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)                Represents non-cash charge from parent for general support and administration services rendered.